Exhibit 99.1

Cellectar Reports Financial Results for the First Quarter 2021

and Provides a Corporate Update

Initiated pivotal study of CLR 131 in Waldenstrom’s macroglobulinemia (WM)

Received European Orphan Drug Designation for CLR 131 in WM

Strong cash position of approximately $54 million providing cash runway into Q3 2023

FLORHAM PARK, N.J., May 10, 2021 -- Cellectar Biosciences, Inc. (NASDAQ: CLRB), a late-stage clinical biopharmaceutical company focused on the discovery and development of drugs for the treatment of cancer, today announced financial results for the first quarter ended March 31, 2021 and provided a corporate update.

First Quarter and Recent Corporate Highlights

•	Initiated pivotal study of CLR 131 in Waldenstrom’s macroglobulinemia (CLOVER-WaM)

o	Pivotal study is designed as a global, single arm, non-comparator, expansion cohort of the currently ongoing Phase 2 CLOVER-1 study of CLR 131 and its design is in alignment with feedback received from the U.S. FDA from Cellectar’s September 2020 guidance meeting

o	The study will enroll 50 relapsed/refractory WM patients

o	The primary endpoint of the study is major response rate defined as a partial response or better (a minimum of a 50% reduction in the biological marker IgM)

•	Received Orphan Drug Designation from the European Commission for CLR 131 in Waldenstrom’s macroglobulinemia (WM) which provides 10 years of European market exclusivity and certain benefits including protocol assistance, reduced EU regulatory filing and associated fees

•	Strengthened its global Intellectual Property portfolio with granted patents in Japan, Eurasia, Australia and Mexico. These patents, entitled: “Phospholipid-Ether Analogs as Cancer-Targeting Drug Vehicles,” provides composition of matter and use protection for the company’s proprietary phospholipid-ether (PLE) analogs as a targeted delivery vehicle in combination with a broad range of commonly used chemotherapeutic classes such as alkaloids, nucleoside analogs, as well as other classes of small molecule chemotherapeutic agents

“During the first quarter, we focused on clinical study execution, ramped-up our pivotal study in Waldenstrom’s macroglobulinemia and further enriched our refractory multiple myeloma data set,” said James Caruso, president and CEO of Cellectar. “We also continue to make progress in our pediatric study of CLR 131 in children with relapsed or refractory solid tumors or malignant brain tumors and remain well positioned financially with a cash runway supporting our current strategic plan into the third quarter of 2023.”

First Quarter Financial Highlights

Cash and Cash Equivalents: As of March 31, 2021, the company had cash and cash equivalents of $53.6 million compared to $57.2 million at December 31, 2020.

Research and Development Expense: Research and development expense for the three months ended March 31, 2021 was approximately $4.6 million compared to approximately $2.6 million for the three months ended March 31, 2020. The overall increase in research and development expense of $2.0 million was primarily a result of costs related to our WM pivotal study. General research and development costs increased because of increased personnel and related costs offset by a decrease in manufacturing and related costs and preclinical study costs.

General and Administrative Expense: General and administrative expense for the three months ended March 31, 2021 was approximately $1.7 million, compared to approximately $1.3 million for the three months ended March 31, 2020. The overall increase in general and administrative expense of $384,000 was primarily a result of professional fees and insurance.

Net Loss: The net loss attributable to common stockholders for the three months ended March 31, 2021 was ($6.4) million, or ($0.13) per share, compared to ($4.0) million, or ($0.42) per share, for the three months ended March 31, 2020.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is focused on the discovery and development of drugs for the treatment of cancer. The company is developing proprietary drugs independently and through research and development collaborations. The company’s core objective is to leverage its proprietary Phospholipid Drug Conjugate™ (PDC) delivery platform to develop PDCs that specifically target cancer cells, delivering improved efficacy and better safety as a result of fewer off-target effects. The company’s PDC platform possesses the potential for the discovery and development of the next-generation of cancer-targeting treatments, and it plans to develop PDCs independently and through research and development collaborations.

The company’s product pipeline includes CLR 131, a small-molecule PDC designed to provide targeted delivery of iodine-131 (radioisotope) and proprietary preclinical PDC chemotherapeutic programs and multiple partnered PDC assets.

For more information, please visit www.cellectar.com or join the conversation by liking and following us on the company’s social media channels: Twitter, LinkedIn, and Facebook.

Forward-Looking Statement Disclaimer

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes including our expectations of the impact of the COVID-19 pandemic. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the disruptions at our sole source supplier of CLR 131, the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, patient enrollment and the completion of clinical studies, the FDA review process and other government regulation, our ability to maintain orphan drug designation in the United States for CLR 131, the volatile market for priority review vouchers, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2020. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

Contacts

Investors:

Monique Kosse

Managing Director

LifeSci Advisors

212-915-3820

monique@lifesciadvisors.com

CELLECTAR BIOSCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2021 (Unaudited)	December 31, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$53,626,722	$57,165,377
Prepaid expenses and other current assets	774,886	774,432
Total current assets	54,401,608	57,939,809
Fixed assets, net	317,915	355,982
Right-of-use asset, net	264,042	282,365
Long-term assets	75,000	75,000
Other assets	6,214	6,214
TOTAL ASSETS	$55,064,779	$58,659,370

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$4,895,981	$3,443,197
Lease liability	123,643	119,904
Total current liabilities	5,019,624	3,563,101
Long-term lease liability	269,308	301,740
TOTAL LIABILITIES	5,288,932	3,864,841
COMMITMENTS AND CONTINGENCIES (Note 7)
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.00001 par value; 7,000 shares authorized; Series C preferred stock: 0 and 215 issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	—	1,148,204
Series D preferred stock: 945 and 1,519 issued and outstanding as of March 31, 2021 and December 31, 2020 respectively	11,747,197	18,887,645
Common stock, $0.00001 par value; 160,000,000 and 80,000,000 shares authorized as of March 31, 2021 and December 31, 2020; 52,726,278 and 45,442,729 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	527	454
Additional paid-in capital	171,160,720	161,533,653
Accumulated deficit	(133,132,597)	(126,775,427)
Total stockholders’ equity	49,775,847	54,794,529
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$55,064,779	$58,659,370

CELLECTAR BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,
	2021	2020
COSTS AND EXPENSES:
Research and development	$4,633,194	$2,616,337
General and administrative	1,726,338	1,342,318
Total costs and expenses	6,359,532	3,958,655

LOSS FROM OPERATIONS	(6,359,532)	(3,958,655)

OTHER INCOME:
Interest income, net	2,362	1,047
Total other income, net	2,362	1,047
NET LOSS	$(6,357,170)	$(3,957,608)
BASIC AND DILUTED NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS PER COMMON SHARE	$(0.13)	$(0.42)
SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS PER COMMON SHARE	48,139,189	9,389,661